EXHIBIT 4


                          GROW BIZ INTERNATIONAL, INC.
                       NONQUALIFIED STOCK OPTION AGREEMENT

                                                                  March 22, 2000

TO:     John L. Morgan (the "OPTIONEE")

        As the new Chief Executive Officer of Grow Biz International, Inc., a Minnesota corporation (the "COMPANY"), you are hereby granted an option (the "OPTION"), pursuant to a resolution of the Board of Directors of the Company adopted on March 22, 2000.

        The Option entitles you to purchase up to 600,000 shares of Common Stock(the "STOCK") of the Company at a price of $5.00 per share, which was in excess of the sales price of the Stock as reported on the NASDAQ SmallCap Market as of the time of the approval of the grant of this Option and as of the close of business on the date immediately prior to the date of the grant of this Option.

        Your Option is in all respects limited and conditioned by the following terms and conditions:

1. DEFINITIONS. In addition to definitions that may be contained elsewhere herein, for purposed of this Agreement and the Option, the following terms, when capitalized, shall have the following meanings:

        (a) "AGREEMENT" means this written agreement evidencing the Option granted hereunder which is signed by both the Company and Optionee.

        (b)     "BOARD" means the Board of Directors of the Company.

        (c) "CODE" means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

        (d) "DISABILITY" means disability as defined in Section 22(e)(3) of the Code.

        (e) "FAIR MARKET VALUE" means, as of any given date, unless otherwise determined by the Board in good faith, the closing sales price of the Stock for that date as reported on the NASDAQ SmallCap Market.

2. OPTION TERMS. You will be entitled to purchase up to 120,000 shares of Stock on March 22, 2001, and an additional 120,000 shares on each of March 22, 2002, March 22, 2003, March 22, 2004 and March 22, 2005, so
        long as you are still serving as Chief Executive Officer of the Company on such date. If you cease serving as Chief Executive Officer of the Company, any nonvested portion of the Option is terminated immediately, and any


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        vested portion is exercisable for thirty (30) days following the last day on which you served as Chief Executive Officer of the Company or until the expiration of the Option, whichever period is shorter.

3. TERM. This Option expires in its entirety on March 22, 2006. Subject to the vesting schedule set forth in Section 2 hereof, the Option may be exercised in whole or in part at any time during the term of the Option.

4. EXERCISE. The Option may be exercised by delivery of the attached Notice of Exercise to the Company. The exercise price may be paid in cash, by certified check, or by transfer to the Company of shares of Stock having a Fair Market Value, as of the date of exercise, not less than the purchase price of the Stock being acquired pursuant to your Option, or any combination thereof. The Company's obligation to deliver shares upon the exercise of the Option will be subject to applicable federal, state, and local tax withholding requirements. Unless otherwise determined by the Board, withholding obligations may be settled with Stock, including Stock received as part of the exercise giving rise to the withholding requirement.

5. DEATH. If Optionee's service to the Company as Chief Executive Officer of the Company terminates by reason of death, the Option held by Optionee may thereafter by exercised by the legal representative of Optionee's estate or by any person who acquires the Option by will or the laws of descent and distribution for a period of one year from the date of such death or until the expiration of the stated term of the Option, whichever period is shorter. The Option shall be exercisable only to the extent that the Option was exercisable as of the date of death.

6. DISABILITY. If Optionee's service to the Company as Chief Executive Officer of the Company terminates by reason of Disability, Optionee may exercise such portion of the Option as was exercisable at the date of termination for a period of one year from the date of termination or until the expiration of the stated term of the Option, whichever period is shorter. The Option shall be exercisable only to the extent that the Option was exercisable as of the date of termination.

7. NONTRANSFERABILITY. The Option is transferable only by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act ("ERISA"), or the rules thereunder. Except as permitted by the preceding sentence, neither the Option nor any of the rights and privileges thereby conferred may be transferred, assigned, pledged, or hypothecated in any way (whether by operation of law or otherwise), and no such option, right, or privilege will be subject to execution, attachment, or similar process. The Option may be exercised during Optionee's lifetime only by Optionee or his or her guardian or legal representative.

8. INVESTMENT INTENT. Unless a registration statement under the Securities Act of 1933 (and applicable state securities laws) is in effect with respect to Stock to be purchased pursuant


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        to this Option, you agree with, and represent to, the Company that you are acquiring the Option and Stock for the purpose of investment and with no present intention to transfer, sell, or otherwise dispose of the Stock. In the absence of such registration, no shares of Stock acquired pursuant to the exercise, in whole or in part, of the Option may be transferred unless, in the opinion of counsel to the Company, such transfer is in compliance with applicable securities laws, and each certificate representing any shares of Stock issued to Optionee hereunder will have endorsed thereon an appropriate legend referring to the restrictions against transfer. Prior to the transfer of any Stock to you, the Company may require an opinion of counsel satisfactory to it that at all times the Company will be in compliance with applicable federal and state securities laws.

9. ADJUSTMENT IN CAPITALIZATION. In the event of any merger, reorganization, consolidation, recapitalization, Stock dividend, Stock split, or other change in corporate structure affecting the Stock, such substitution or adjustment will be made in the number and option price of shares purchasable hereunder, in the aggregate number of shares reserved for issuance with respect to the Option, and in the number and option price of shares subject to any outstanding portion of the Option as may be determined to be appropriate by the Board to prevent dilution or enlargement of Option rights granted hereunder, provided that the number of shares subject to the Option will always be a whole number.

10. NONQUALIFIED OPTION. This Option is not intended to be an "incentive stock option" as defined in the Code and is granted outside any stock option plan adopted by the Company.

11. NONEXCLUSIVITY. The granting of the Option will not be construed as limiting the power of the Board to adopt such other incentive arrangements as it may deem desirable, including the granting of other stock options. Such arrangements may be either generally applicable or applicable only in specific cases.

12. GOVERNING LAW. The Option and this Agreement will be governed by and construed in accordance with the laws of the State of Minnesota without regard to conflicts of laws principles, and all terms will be interpreted and construed so that there will not be committed any violation of applicable state or federal securities laws.

13. NO RIGHT TO SERVE. The granting of the Option does not grant Optionee any right of service as a director, and the Company retains the right to terminate service of Optionee as its Chief Executive Officer, or otherwise, pursuant to the Company's Articles of Incorporation, Bylaws and applicable law.


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        IN WITNESS WHEREOF, Company and Optionee have each executed this
Agreement effective as of the date first above written.

COMPANY                                   OPTIONEE:

GROW BIZ INTERNATIONAL, INC.



/s/ Ronald G. Olson                       /s/ John L. Morgan
----------------------------------        ----------------------------------
By:  Ronald G. Olson                      John L. Morgan
Its: Vice Chairman


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                                                                       EXHIBIT A

                       NOTICE OF EXERCISE OF STOCK OPTION
                          AND RECORD OF STOCK TRANSFER

TO:     Grow Biz International, Inc.
        4200 Dahlberg Drive
        Golden Valley, MN 55422-4837


        I hereby exercise my stock option granted by Grow Biz International, Inc. ("COMPANY"), effective March 22, 2000, subject to all terms and provisions thereof and notify you of my desire to purchase _________ shares of Common Stock of the Company ("SHARES"), offered to me pursuant to said Option. Enclosed is a certified check in the sum of $___________ or payment in such other form as the Company has specified.

        [THIS SECTION IS APPLICABLE IF THE SHARES ARE NOT REGISTERED UNDER THE SECURITIES ACT OF 1933.] I hereby represent that the Shares are being acquired by me as an investment and not with a view to, or for resale in connection with, the distribution of any shares of the Company. I understand that the Shares are not registered under the Securities Act of 1933, as amended ("ACT"), or applicable state securities laws, that the Shares may not be sold or otherwise transferred except pursuant to an effective registration statement under the Act and said laws, unless the Company has received an option of counsel satisfactory to it that such transfer or disposition does not require registration under the Act or said laws and, for any sales under Rule 144 of the Act, such evidence as it shall request for compliance with that rule or applicable state securities laws. I further understand that the certificate representing the Shares will contain a legend referring to such restrictions.

        I acknowledge that I am responsible for payment of any taxes for which I may become liable as a result of the exercise of this Option.


                         ,
----------------------------------        ----------------------------------
                                          John L. Morgan


        RECEIPT is hereby acknowledged of the delivery to me by Grow Biz International, Inc. on ________________________, ____ of stock certificate no. ___________ for ___________ shares of Common Stock purchased by me pursuant to the terms and conditions of the option agreement referred to above.


                                          ----------------------------------
                                          John L. Morgan


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